Exhibit 99.1  Press Release dated March 27, 2013

IGC Announces Change of Auditors

IGC today announced that the Audit Committee of its board of directors approved the engagement of ASA and Associates as its independent registered public accounting firm for the financial year ending March 31, 2013.  The committee, as a matter of good corporate governance, determined that after five years with the same firm it was appropriate to change to a different firm.

Additionally, with operations expected to commence in Inner Mongolia in the near term, the audit committee determined that it was now appropriate to engage a larger accounting firm with significantly larger resources.  ASA and Associates is a public accounting firm registered with the PCAOB, and is based in India. They have 8 offices with around 420 in-house staff.  A number of their clients are foreign corporations.  The Company expects to present the appointment of ASA and Associates for ratification by its shareholders at the 2013 Annual Meeting of Stockholders.